Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT
BETWEEN
THE POP VENTURE FUND
AND
POP VENTURE ADVISERS, LLC

This Investment Advisory Agreement, dated as of January 7, 2025 (this “Agreement”), is made between The Pop Venture Fund, a Delaware statutory trust (the “Fund”), and Pop Venture Advisers LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”) that operates as an interval fund as provided for in Rule 23c-3 thereunder;

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Adviser is willing to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser will be registered as an investment advisor under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”) prior to the commencement of its provision of investment advisory services hereunder.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Fund and the Adviser hereby agree as follows:

1.	In General

The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase, management and sale of assets comprising the investment portfolio of the Fund.

2.	Duties and Obligations of the Adviser with Respect to Investment of Assets of the Fund

(a)               Subject to the succeeding provisions of this paragraph, including without limitation paragraph (d) of this Section 2, and subject to the direction and control of the Fund’s board of trustees (the “Board”), the Adviser shall act as the investment adviser to the Fund and shall manage the investment and reinvestment of the assets of the Fund. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement,

(i)	determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

Exhibit (g)(1)

(ii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)	execute, close, service and monitor the investments that the Fund makes;

(iv)	determine the securities and other assets that the Fund will purchase, retain or sell;

(v)	perform due diligence on prospective portfolio companies;

(vi)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds, and

(b)               subject to the Fund’s policies and procedures, manage the capital structure of the Fund, including, but not limited to, asset and liability management and liquidity maintenance. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through one or more subsidiaries or special purpose vehicles (“SPVs”), the Adviser shall have authority to create or arrange for the creation of such subsidiaries or SPVs and to make such investments through such subsidiaries or SPVs (in accordance with the 1940 Act). Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the shares of the Fund (“Shares”).

(c)               In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Fund; (ii) any other applicable provision of law; (iii) the provisions of the Fund’s Declaration of Trust and the Fund’s Bylaws, as such documents may be amended from time to time; (iv) the investment objective, policies and restrictions applicable to the Fund as set forth in the reports and/or registration statements or prospectuses (“Prospectus”) that the Fund files with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time by the Board; and (v) any policies and determinations of the Board that are provided in writing to the Adviser. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(d)             The Adviser shall maintain all books and records with respect to the Fund’s securities transactions required by sub-paragraphs (5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the administrator to the Fund (the “Administrator”) under the administration agreement to be entered into by and between the Fund and the Administrator concurrent herewith (the “Administration Agreement”)), or by the

Exhibit (g)(1)

Fund’s custodian or transfer agent and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act. The Adviser shall have the right to retain copies, or originals of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.

(e)               The Adviser shall have discretionary authority to exercise voting rights with respect to the investments that it manages (the “Adviser Assets”). The Adviser, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities and other investments in which the Adviser Assets may be invested from time to time, and shall not be required to seek, or take instructions from, the Fund or take any action with respect thereto. Such authorization shall include the ability to exercise authority with regard to corporate actions affecting investments in the Adviser Assets.

The Adviser shall establish and maintain a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. The Adviser shall provide the Fund, or its designee, a copy of such procedure and establish a process for the timely distribution of the Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by the SEC filings under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, respectively. The Adviser is hereby authorized, on behalf of the Fund and at the direction of the Board pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Fund’s investments and other property and funds held or owned by the Fund, including voting and providing consents and waivers with respect to the Fund’s investments and exercising and enforcing rights with respect to any claims relating to the Fund’s investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(f)                The Adviser will provide to the Board such periodic and special reports as it may reasonably request.

3.	Expenses

(a)               In connection herewith, the Adviser agrees to maintain such a staff within its organization as is necessary and appropriate to furnish the above services to the Fund. The expenses incurred by the Adviser and its officers, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services (including such expenses as office rent), shall be provided and paid for by the Adviser and not by the Fund. For avoidance of doubt, unless the Adviser elects to bear or waive any of the following costs (in its sole and absolute discretion), the Fund shall bear all other expenses incurred in the business and operation of the Fund, including any third-party charges and out-of-pocket costs and expenses that are related to the organization, business or operation of the Fund, including, without limitation, those relating to:

(i)	interest and taxes related to the Fund’s operations and purchase and sale of Fund assets;

Exhibit (g)(1)

(ii)	fees and expenses related to the formation of the Fund, the offering of the Fund’s shares, including Fund marketing costs and expenses, and the admission of investors in the Fund;

(iii)	fees and expenses related to the formation and operation of any subsidiaries of the Fund;

(iv)	fees and expenses related to the investigation and evaluation of Fund investment opportunities (whether or not consummated);

(v)	fees and expenses related to the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of portfolio investments;

(vi)	travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of portfolio investments;

(vii)	Fund costs of borrowings;

(viii)	costs of any third parties retained to provide services to the Fund, including costs and fees of the Fund’s Administrator, Custodian, independent registered public accounting firm, and legal counsel;

(ix)	premiums for fidelity and other insurance coverage requisite to the Fund’s operations;

(x)	fees and expenses of the Fund’s Independent Trustees (including compensation of the Independent Trustees);

(xi)	legal, audit and fund accounting expenses;

(xii)	custodian and transfer agent fees and expenses;

(xiii)	expenses incident to the repurchase of the Fund’s shares;

(xiv)	fees and expenses related to the registration under federal and state securities laws of Fund Shares;

(xv)	expenses of printing and mailing Fund prospectuses, reports, notices and proxy material to shareholders of the Fund;

(xvi)	all other expenses incidental to holding meetings of the Fund’s shareholders;

(xvii)	such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and Trustees with respect thereto; and

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(xviii)	fees payable under this Agreement.

(b)               Except as set forth in Section (3)(a)(xi), above, during the term of this Agreement, the Adviser shall bear all compensation expenses (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries of any officers or trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of the Adviser.

4.	Services Not Exclusive

Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, whether or not the investment objectives or policies of any such other person, firm, or corporation are similar to those of the Fund, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

5.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation.

6.	Best Execution; Research Services

 It is acknowledged that the Adviser will not typically use a broker or dealer, but if a broker or dealer is required to effectuate a transaction on behalf of the Fund, the Adviser will engage one as described below. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will seek to obtain the best net results for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. It is acknowledged that although the Adviser will generally seek reasonably competitive trade execution costs, the Fund may not necessarily pay the lowest spread or commission available.

Consistent with this obligation, and subject to applicable legal requirements, the Adviser may select brokers partly upon brokerage or research services provided to it and the Fund and any

Exhibit (g)(1)

other clients. In return for such services, the Fund may pay a higher commission than other brokers would charge, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term, subject to review by the Board from time to time with respect to the extent and continuation of such practice to determine whether the Fund benefits, directly or indirectly, from such practice.

7.	Compensation of the Adviser

(a)              The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser.

(b)               In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser a management fee (the “Management Fee”) as indicated on Exhibit A.

(c)              The Management Fee for the period from the effective date of this Agreement to the end of the month during which such effective date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the Management Fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.

(d)              For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the value of Fund assets were determined. Furthermore, fees payable to the Adviser under this Section 7 will be earned and attributed to each class of the Shares (defined herein) based on the net asset value and net profits of the Fund attributable to each such class of Shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

8.	Representations and Warranties

(a)               The Adviser represents and warrants that it is duly registered and authorized as an investment Adviser under the Advisers Act, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement. The Adviser represents and warrants that it will promptly notify the Fund if it ceases to be registered as an investment adviser under the Advisers Act for any reason.

(b)             The Adviser shall provide full and prompt disclosure to the Fund regarding itself and its partners, officers, directors, shareholders, employees, affiliates or any person who controls any of the foregoing, including, but not limited to, information regarding any change in control of the Adviser or any change in its personnel that could affect the services provided by the Adviser to the Fund hereunder, information regarding any material adverse change in the condition (financial or otherwise) of the Adviser or any person who controls the Adviser, information regarding the results of any examination conducted by the SEC or any other state or federal

Exhibit (g)(1)

governmental agency or authority or any self-regulatory organization relating directly or indirectly to the services performed by the Adviser hereunder with respect to the Fund, and, upon request, other information that the Board reasonably deems necessary or desirable to enable the Trustees to monitor the performance of the Adviser and information that is required, in the reasonable judgment of the Trustees and upon prior written request, to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

9.	Indemnification

(a)               The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(b)               The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any member, director, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, or gross negligence, or from reckless disregard by such party of its duties to the Fund. The rights of indemnification provided under this Section 9 shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. Notwithstanding the preceding sentences of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the any aforementioned persons against or entitle or be deemed to entitle the any aforementioned persons to indemnification in respect of, any liability to the Fund or its security holders to which the any aforementioned persons would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

(c)               The Adviser agrees to indemnify the Fund and its officers and trustees for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged breach of this Agreement or material misstatement or omission in the Prospectus made by the Adviser and provided to the Fund by the Adviser.

Exhibit (g)(1)

10.	Duration and Termination

(a)               This Agreement shall become effective as of the first date written above. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Adviser 60 days’ written notice (which notice may be waived by the Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the trustees of the Fund in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 60 days’ written notice (which notice may be waived by the Fund).  The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 7 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)              Unless earlier terminated pursuant to clause (a) above, this Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Independent Trustees in accordance with the requirements of the 1940 Act.

(c)               This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

11.	Conflicts of Interest and Prohibited Activities

(a)               The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b)              The Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing the guidelines set forth in clause (i); or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

(c)              The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Adviser’s own assets, including those amounts paid to the Adviser under this Agreement.

Exhibit (g)(1)

(d)              The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.

12.	Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the requirements of the 1940 Act or any exemptive or other relief therefrom.

13.	Use of Name.

The Adviser has consented to the use by the Fund of its name (or derivations of its name) in the name of the Fund. Such consent is conditioned upon the employment of the Adviser as the investment Adviser to the Fund. “Pop Venture” may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Fund to cease using “Pop Venture” in the name of the Fund, if the Fund ceases to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment Adviser to the Fund. If so required by the Adviser, the Fund will cease using “Pop Venture” in its name as promptly as practicable and make all reasonable efforts to remove “Pop Venture” from its name.

14.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16.	Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

Exhibit (g)(1)

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

THE POP VENTURE FUND

By:	/s/ Susan Dumont
Name: Susan Dumont
Title: PFO

POP VENTURE ADVISERS LLC

By:	/s/ Nicole Loftus
Name: Nicole Loftus
Title: Managing Director

Exhibit (g)(1)

EXHIBIT A

Management Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser a Management Fee at an annual rate of 2.00% of the Fund’s average daily calculated net asset value (“NAV”), payable monthly in arrears and accrued daily, based on the Fund’s average daily net assets in respect of Shares that will be repurchased as of the end of the month. Base management fees for any partial month are prorated based on the number of days in the month. Such fee shall be payable for each month within 15 business days after the end of such month.